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                                                                      EXHIBIT 99


[UNITED VIDEO SATELITTE GROUP LOGO]                              [TV GUIDE LOGO]



                                  NEWS RELEASE

                                                       7140 South Lewis Avenue
                                                    Tulsa, Oklahoma 74136-5422
                                                                (918) 488-4000
FOR IMMEDIATE RELEASE
FEBRUARY 12, 1999


          UNITED VIDEO SATELLITE GROUP ANNOUNCES FORMATION OF A JOINT VENTURE WITH THE INTERACTIVE CHANNEL AND INVESTMENT IN SOURCE MEDIA

TULSA, OKLAHOMA - United Video Satellite Group, Inc. (NASDAQ: UVSGA) and Source Media, Inc. (NASDAQ:SRCM) have entered into an agreement in principle with certain binding provisions to form a joint venture to focus on the development of local content and interactive services for the cable television and satellite marketplace. UVSGA will initially own 45% of the venture with the ability to increase its ownership position to 55%. UVSGA will contribute to the joint venture $5 million in equity and an additional $5 million in the form of convertible debentures. Source Media will contribute the assets of the Interactive Channel and VirtualModem(TM).

As a part of the joint venture, UVSGA will provide certain key services to the venture including affiliate sales and marketing, network operations, accounting, and national advertising sales and support. Source Media will provide system specific, locally focused content to the joint venture including but not limited to local advertising, yellow pages, classified advertising, local news and sports information

In addition, under the terms of the agreement, UVSGA will invest $12 million to acquire approximately 842,000 shares of Source Media common stock, representing 6.2% of the outstanding shares. Source Media will also issue five-year warrants to purchase approximately 14.0 million shares of Source Media common stock at $14.25 per share, representing approximately 40% of the fully diluted equity. UVSGA will obtain two seats on the Board of Directors of Source Media.

                                     -more-

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"This new relationship provides UVSGA and TV Guide with a new compelling opportunity to satisfy cable and satellite operators' growing interest in local information and content," said Peter C. Boylan III, President and Chief Operating Officer of UVSGA. "These new service offerings compliment and expand our existing TV Guide product portfolio. We believe Source Media has some very interesting and compelling intellectual property to contribute to the joint venture."

"United Video/TV Guide is the ideal partner for Source Media to stake out its place in the future of digital television. They offer unrivaled capabilities in the guidance genre, and especially with the distribution of products and services to the cable industry," said Tim Peters, Chairman and Chief Executive Officer of Source Media. "United Video/TV Guide's leading market position in providing program guidance services, coupled with their strategic equity investors, Liberty Media and News Corp., uniquely position the venture's business both nationally and internationally."

UVSGA is a 33-year-old global diversified media and communications company headquartered in Tulsa, Oklahoma. UVSG develops, markets and distributes products like TV Guide Channel, TV Guide Interactive, Prevue Express, Sneak Prevue, KTLA, WGN and WPIX to over 100 million cable and satellite subscribers along with many other products and services to cable and satellite system operators worldwide. UVSG also operates and manages Superstar/Netlink Group, the largest provider of C-bank DTH video services with 1.2 million customers. UVSGA companies include Prevue Networks, Prevue International, Prevue Interactive, Sneak Prevue, L.L.C., Superstar Satellite Entertainment, UVTV, SpaceCom Systems, SSDS, Television Games Network, United Video Network Sales, United Video Enterprise Solutions and United Video Technology Venture. For up to date information about the United Video Satellite Group of companies, please access our Internet home page at http://www.uvsg.com.

Source Media is a leader in localized new media content, advertising and technology. Source Media's interactive agency, IT Network, provides streaming media content and advertising services over PC, Telephone and Digital Cable TV. Source Media's Interactive Channel is the localized interactive cable TV programming service designed for today's Digital Cable TV programming tiers. Source Media's VirtualModem(TM) develops and markets the intellectual property, software, and patents behind the company's interactive cable TV technology, which includes Internet on TV. For up to date information about Source Media, please access our Internet home page at http://www.sourcemedia.com. Source Media trades on The Nasdaq Stock Market under the symbol SRCM.

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FOR MORE INFORMATION CONTACT:

UNITED VIDEO SATELLITE GROUP: PETE BOYLAN OR CRAIG WAGGY - 1-800-331-4806 OR 918-488-4000 SOURCE MEDIA, INC.: JOHN REED OR VEANNE LUPIA - 972-701-5420 OR 972-701-5561